EXHIBIT 99.0


         The following table sets forth information regarding the principal stockholder of Safe Aid after the Merger. The table sets forth information as of February 19, 1998, with respect to the beneficial ownership of Safe Aid's outstanding Common Stock by (i) each executive officer and director of Safe Aid,
(ii) all directors and executive officers as a group, and (iii) each person known by Safe Aid to be the beneficial owner of more than 5% of Safe Aid's Common Stock. As of February 19, 1998, Safe Aid had issued and outstanding 705,477,200 shares of its Common Stock. An asterisk indicates beneficial ownership of less than 1% of Safe Aid's outstanding Common Stock.

                                                       Percentage of Shares of
Name and Position                Amount and Nature       Beneficial Ownership
-----------------                -----------------     -----------------------

Barbara L. Tolley(1)                268,295,651                 38.0%
Chairman and CEO

Michael Bhathena                     11,000,000                  1.6%
Vice President and
Chief Information Officer

Bradford L. Tolley(2)                22,000,000                  1.6%
Treasurer and Secretary

Jack W. Tolley(3)                   268,295,651                 38.0%
Director

Franklin L. Frank(4)                219,595,535                 31.1%
Director

Charles N. Martus                       200,000                   *
Director

Robert L. Alexander                     200,000                   *
Director

Ruth Deutsch                        219,595,535                 31.1%
Shareholder

All officers and
directors as a group(5)             521,291,186                 73.9%




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(1) Includes 260,295,651 shares held by the Lang Family Trust, a living trust established by Ms. Tolley, and 8,000,000 shares held by Ms. Tolley's husband. Under the federal securities laws, Ms. Tolley is deemed to be the beneficial owner of all Safe Aid Common Stock owned by her husband; however, pursuant to Rule 16a-1(4), Ms. Tolley disclaims any beneficial interest in the Safe Aid Common Stock owned by her husband.

(2) Bradford L. Tolley is the son of Barbara L. Tolley and Jack W. Tolley.

(3) Includes 260,295,651 shares held by the Lang Family Trust, a living trust established by Mr. Tolley's wife. Under the federal securities laws, Mr. Tolley is deemed to be the beneficial owner of all Safe Aid Common Stock owned by his wife; however, pursuant to Rule 16a-1(4), Mr. Tolley disclaims any beneficial interest in the Safe Aid Common Stock owned by his wife.

(4) Includes 185,595,535 shares held by Mr. Frank's wife, Ruth Deutsch and 34,000,000 shares held by LVDB, Inc., a Nevada corporation, controlled by Ms. Deutsch. Mr. Frank disclaims any beneficial interest in the Safe Aid Common Stock owned by his wife.

(5) The 268,295,651 shares owned by Barbara L. Tolley and Jack W. Tolley referred to in footnotes 1 and 3, and the 219,595,535 shares of common stock owned by Ruth Deutsch and Franklin Frank referred to in footnotes 2 and 4, are counted only once in calculating the total in order to avoid a misleading total.